                                  EXHIBIT 2(a)

                            ASSET PURCHASE AGREEMENT
                            ------------------------

         THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered this 9th day of July, 1999 by and between COMMONWEALTH COMMUNICATIONS, LLC., a Delaware limited liability company ("CC Ltd"), COMMONWEALTH LICENSE SUBSIDIARY, LLC, a Delaware limited liability company ("CLS" and with CC Ltd collectively referred to as "Buyer") and REGENT LICENSEE OF LAKE TAHOE, INC., a Delaware corporation ("RLT") and REGENT BROADCASTING OF LAKE TAHOE, INC. ("RBT," and with RLT collectively referred to as "Seller"). Each reference to Buyer or Seller herein shall mean CC Ltd and CLS, or RBT and RLT, respectively, jointly and severally, unless the context specifies otherwise.

                                    RECITALS

         WHEREAS, Seller owns and operates radio stations KRLT-FM and KOWL-AM licensed to South Lake Tahoe, California (together the "Stations" and each individually, a "Station") pursuant to licenses issued by the Federal Communications Commission ("FCC"), and

         WHEREAS, Seller desires to sell, and Buyer desires to purchase, certain assets and assume certain obligations associated with the ownership and operation of the Stations, all on the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

                                    ARTICLE I
                               PURCHASE OF ASSETS
                               ------------------

         1.1 TRANSFER OF ASSETS. On the terms and subject to the conditions hereof and subject to Section 1.2, on the Closing Date (as hereinafter defined), Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and assume from Seller, all of the right, title and interest of Seller in and to all of the assets, properties, interests and rights of Seller of whatsoever kind and nature, real and personal, tangible and intangible, owned or leased (to the extent of Seller's leasehold interest) by Seller as the case may be, wherever situated, which are used or held for use in the operation of the Stations (the "Stations Assets"), including but not limited to all of Seller's right, title and interest in and to the assets, properties, interests and rights described in this Section 1.1:

                  1.1.1 all licenses, permits and other authorizations issued to Seller by any governmental or regulatory authority including without limitation those issued by the FCC (the licenses, permits and authorizations issued by the FCC are hereafter referred to as the "Stations Licenses") used or useful in connection with the operation of the Stations, including but not limited to those described in SCHEDULE 7.4, along with renewals or modifications of such items between the date hereof and the Closing Date;

                  1.1.2 all equipment, electrical devices, antennae, cables, tools, hardware, office furniture and fixtures, office materials and supplies, inventory, motor vehicles, spare parts and all other tangible personal property of every kind and description, and Seller's rights therein, owned, leased (to the extent of Seller's leasehold interest) or held by Seller and used or held for use in connection with the operations of the Stations, including but not limited to those items described or listed in SCHEDULE 7.7, together with any replacements thereof and additions thereto, made between the date hereof and the Closing Date, and less any retirements or dispositions thereof made between the date hereof and the Closing Date in the ordinary course of business and consistent with past practices of Seller; provided, however, Seller agrees that the fair market value of all such assets retired or disposed of and not replaced with an asset of like kind and quality shall not exceed $1,000 individually or $5,000 in the aggregate unless Seller has obtained the prior written approval of Buyer which shall not be unreasonably withheld.

                  1.1.3 all time sales agreements which are in effect on the Closing Date; all Trade Agreements (time sales agreements for consideration other than cash) listed on SCHEDULE 7.9; all contracts, agreements, leases and legally binding contractual rights of any kind, written or oral, relating to the operation of the Stations and which are listed in SCHEDULE 7.8 or SCHEDULE 7.9; and all other contracts, agreements, leases and legal binding contractual rights entered into or acquired by Seller between the date hereof and the Closing Date which (i) are terminable on no more than thirty (30) days notice for either no or nominal consideration or (ii) the Buyer specifically agrees at Closing to assume (all of the foregoing are collectively referred to herein as the "Contracts").

                  1.1.4 all of Seller's rights in and to the call letters KRLT and KOWL, as well as all of Seller's rights in and to all trademarks, trade names, service marks, franchises, copyrights, patents, including registrations and applications for registration of any of them, computer software programs and programming material of whatever form or nature (to the extent transferable), jingles, slogans, the Stations' logos and all other logos or licenses to use same and all other intangible property rights of Seller, which are used or useful in connection with the operation of the Stations, including but not limited to those listed in SCHEDULE 7.12 (collectively, the "Intellectual Property") together with any associated goodwill and any additions thereto between the date hereof and the Closing Date;

                  1.1.5 all programming materials and elements of whatever form or nature owned by Seller, whether recorded on tape or other medium or intended for live performance, and all copyrights owned by or licensed to Seller that are used or useful in connection with the operation of the Stations, including all such programs, materials, elements and copyrights acquired by Seller between the date hereof and the Closing Date;

                  1.1.6 all of Seller's rights in and to all the files, documents, records, and books of account relating to the operation of the Stations or to the Stations Assets, including, without limitation, the Stations' local public files, programming information and studies, blueprints, technical information and engineering data, news and advertising studies or consulting reports,

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marketing and demographic data, sales correspondence and account files, lists of advertisers, promotional materials, credit and sales reports and filings with the FCC and all written contracts, whether current or expired, including without limitation, the Contracts to be assigned hereunder, logs, books and records relating to employees, financial, accounting and operation matters, but excluding records relating solely to any Excluded Asset (as hereinafter defined);

                  1.1.7 all of Seller's rights under manufacturers' and vendors' warranties relating to items included in the Stations Assets and all similar rights against third parties relating to items included in the Stations Assets;

                  1.1.8 the leasehold interests in the real property and fixtures thereon described in Section 7.8;

                  1.1.9 all goodwill relating to the Stations;

                  1.1.10 all non-cash accounts receivable in respect of assumed Trade Agreements;

                  1.1.11 except for Excluded Assets, such other assets, properties, interests and rights owned by Seller that are located at the Station's facilities and used or held for use in connection with the operation of the Stations.

         The Stations Assets shall be transferred to Buyer free and clear of all debts, security interests, mortgages, trusts, claims, pledges or other liens, liabilities, encumbrances or rights of third parties whatsoever
("Encumbrances"), except for Permitted Encumbrances (AS DEFINED IN SECTION 7.7) and except as set forth in SCHEDULE 7.4, SCHEDULE 7.7 and SCHEDULE 7.8.

         1.2 EXCLUDED ASSETS. Notwithstanding anything to the contrary contained herein, it is expressly understood and agreed that the Stations Assets shall not include the following assets along with all rights, title and interest therein (the "Excluded Assets"):

                  1.2.1 all cash and cash equivalents of Seller on hand and/or in banks, including without limitation investment securities, certificates of deposit, commercial paper, treasury bills, marketable securities, asset or money market accounts and all such similar accounts or investments;

                  1.2.2 all investment securities and accounts receivable or notes receivable existing on the Closing Date arising from services performed by Seller in connection with the operation of the Stations prior to the Closing Date;

                  1.2.3 all property owned by Seller or any Affiliate of Seller not located at the Stations' facilities and not used by Seller in connection with the operation of the Stations;

                  1.2.4 subject to the limitation set forth in Section 1.1.2 of this Agreement, all tangible and intangible personal property of Seller disposed of or consumed in the ordinary course of business consistent with the past practices of Seller between the date of this Agreement and the Closing Date;

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                  1.2.5 all Contracts that have terminated or expired prior to the Closing Date in the ordinary course of business consistent with the past practices of Seller;

                  1.2.6 Seller's corporate minute books and records, corporate stock record books and such other books and records as pertain to the organization, existence or share capitalization of Seller and duplicate copies of such records as are necessary to enable Seller to file its tax returns and reports, as well as any other records or materials relating to Seller generally and not involving or relating to the Stations Assets or the operation or operations of the Stations;

                  1.2.7 except as otherwise provided in Section 17.1(a), contracts of insurance of, and any insurance proceeds or claims made by, Seller relating to property or equipment repaired, replaced or restored by Seller prior to the Closing Date;

                  1.2.8 all pension, profit sharing or cash or deferred (Section 401 (k)) plans and trusts and the assets thereof and any other employee benefit plan or arrangement and the assets thereof, if any, maintained by Seller; and

                  1.2.9 any right, property or asset described in SCHEDULE
1.2.9.

                                    ARTICLE 2
                            ASSUMPTION OF OBLIGATIONS
                            -------------------------

         2.1 ASSUMPTION OF OBLIGATIONS. Subject to the provisions of this
Section 2. 1, Section 2.2 and Section 3.3, on the Closing Date, Buyer shall assume the obligations of Seller arising or to be performed on and after the Closing Date (except to the extent such obligations represent liabilities for activities, events or transactions occurring, or conditions existing, on or prior to the Closing Date) under (a) the Contracts (each an "Assumed Contract");
(b) all property taxes and other governmental charges on the Stations Assets (only to the extent such property taxes or governmental charges are allocable to the Stations Assets for the period after the Cut-Off Time, as hereinafter defined) ; and (c) all vacation and other fringe benefits for Seller's employees who are hired by Buyer (only to the extent that the vacation pay and other fringe benefits for such employees who are hired by Buyer are allocable for the period after the Cut-Off Time). All of the foregoing liabilities and obligations shall be referred to herein collectively as the "Assumed Liabilities."

         2.2 RETAINED LIABILITIES. Notwithstanding anything contained in this Agreement to the contrary, Buyer expressly does not, and shall not, assume or agree to pay, satisfy, discharge or perform and will not be deemed by virtue of the execution and delivery of this Agreement or any agreement, instrument or document delivered pursuant to or in connection with this Agreement or otherwise by reason of or in connection with the consummation of the transactions contemplated hereby or thereby, to have assumed or to have agreed to pay, satisfy, discharge or perform, any liabilities, obligations or commitments of Seller of any nature whatsoever whether accrued, absolute, contingent or otherwise and whether or not disclosed to Buyer, other than the Assumed Liabilities. Seller will retain and pay, satisfy, discharge and perform in accordance with the terms thereof, all liabilities and obligations of the Seller, other than the Assumed

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Liabilities, including but not limited to, the obligation to assume, perform, satisfy or pay any liability, obligation, agreement, debt, charge, claim, judgment or expense incurred by or asserted against Seller related to taxes, environmental matters, stock option, pension or retirement plans or trusts, profit-sharing plans, employment contracts, employee benefits, severance of employees, product liability or warranty, negligence, contract breach or default, or other obligations, claims or judgments asserted against Buyer as successor in interest to Seller or otherwise relating to the operation of the Stations prior to the Cut-Off Time. All of such liabilities, obligations and commitments of Seller described in this Section 2.2 shall be referred to herein collectively as the "Retained Liabilities."

                                    ARTICLE 3
                       CONSIDERATION; ACCOUNTS RECEIVABLE
                       ----------------------------------

         3.1 PURCHASE PRICE. The total purchase price for the Stations Assets shall be One Million Two Hundred Fifty Thousand Dollars ($1,250,000.00) (the "Purchase Price")., subject to adjustment pursuant to the provisions of Sections 3.2, 3.3 and 3.4 below.

         3.2 ESCROW DEPOSIT; PAYMENTS AT CLOSING. (a) Upon the execution and delivery of this Agreement, Buyer, Seller and Security Title & Guaranty Agency, Inc., as Escrow Agent (the " Escrow Agent"), shall enter into a Escrow Agreement in the form of EXHIBIT A hereto (the "Escrow Agreement") pursuant to which Buyer shall deposit the amount described below as a deposit on the amount of the Purchase Price. Such amounts held in escrow shall be applied as set forth herein and in the Escrow Agreement.

                  (b) Pursuant to the terms of the Escrow Agreement, Buyer shall wire transfer Sixty Two Thousand Five Hundred Dollars ($62,500.00) to an escrow account established pursuant to the Escrow Agreement (the "Escrow Deposit"). At the Closing, the Buyer shall cause to be paid to Seller in immediately available funds by wire transfer an amount equal to $1,187,500, plus or minus, as applicable, any adjustments made pursuant to Section 3.3. At the Closing, all the interest accrued on the Escrow Deposit to date shall be paid to Buyer, and the balance (the "Post Closing Escrow") will be retained by the Escrow Agent as security for Seller's obligations to Buyer following the Closing Date pursuant to the terms of the Escrow Agreement. Pursuant to the Escrow Agreement, (i) 180 days following the Closing Date, $31,250 of the Post Closing Escrow together with the earnings thereon less the amount of any then unresolved pending claims by the Buyer shall be released from the Post Closing Escrow and paid to Seller; and (ii) 360 days following the Closing Date, the balance of the Post Closing Escrow together with earnings thereon less the amount of any then unresolved pending claims by Buyer shall be released from the Post Closing Escrow and paid to the Seller. As more fully described in the Escrow Agreement: (i) in the event this Agreement is terminated because of Buyer's material breach of this Agreement and all other conditions to Closing are at such time satisfied or waived (other than such conditions as can reasonably be expected to be satisfied by the Closing), the Escrow Deposit shall be paid to Seller as liquidated damages as provided in Section 16.4 hereto for Buyer's material breach of this Agreement (the payment of such sum to Seller thereby discharging in full any liability Buyer may have to Seller), and the interest accrued on the Escrow Deposit shall be paid to Buyer; and (ii) in the event this Agreement is terminated under

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any circumstances other than those set forth in the immediately preceding clause
(a), the Escrow Deposit and the interest accrued thereon shall be paid or returned to Buyer.

         3.3      PRORATION OF INCOME AND EXPENSES.

         3.3.1. Except as otherwise provided herein, all deposits, reserves and prepaid and deferred income and expenses relating to the Stations Assets or the Assumed Liabilities and arising from the conduct of the business and operations of the Stations shall be prorated between Buyer and Seller in accordance with generally accepted accounting principles as of 11:59 p.m. local California time, on the date immediately preceding the Closing Date (the "CUT OFF TIME"). Such prorations shall include, without limitation, all ad valorem, real estate, property taxes and other governmental charges on the Stations Assets (but excluding taxes arising by reason of the transfer of the Stations Assets as contemplated hereby which shall be paid as set forth in Section 13.2), business and license fees, including any FCC Regulatory Fees (and any retroactive adjustments thereof) frequency discounts, music and other license fees (including any retroactive adjustments thereof, which retroactive adjustments shall not be subject to the sixty-day limitation set forth in Section 3.3.2), utility expenses, wages, salaries, vacation and sick pay and benefits of employees (including accruals up to the Cut Off Time for insurance premiums, bonuses, commissions and the like and related payroll taxes), amounts due or to become due under Contracts, any negative balances in excess of $15,000 under Trade Agreements to be assigned and assumed hereunder, property and equipment rentals, applicable copyright or other fees, rents, additional rents and other items payable under lease, contract or other agreements assigned hereunder, and similar prepaid and deferred items. Taxes to be apportioned pursuant to this
Section 3.3 shall be apportioned in proportion to (i) the number of days in the taxable period before and including the Cut-Off Time and (ii) the number of days in the taxable period after the Cut-Off Time. No apportionment shall be made pursuant to this Section 3.3 of any federal, state, foreign or local income taxes.

                  3.3.2 Except as otherwise provided herein, the prorations and adjustments contemplated by this Section 3.3, to the extent practicable, shall be made on the Closing Date. As to those prorations and adjustments not capable of being ascertained on the Closing Date, an adjustment and proration shall be made within sixty (60) calendar days after the Closing Date.

                  3.3.3 In the event of any disputes between the parties as to such adjustments, the amounts not in dispute shall nonetheless be paid at the time provided in Section 3.3.2 and such disputes shall be determined by an independent certified public accountant mutually acceptable to the parties whose determination shall be final, and the fees and expenses of such accountant shall be paid one-half by Seller and one-half by Buyer.

         3.4 ADJUSTMENT FOR REDUCTION OF REVENUE. In the event the gross revenue of the Stations, for the twelve-month period ended most recently prior to the Closing Date as makes such calculation practicable in time for the Closing, is less than $748,754 then for each dollar such gross revenue is less than $748,754, the Purchase Price shall be reduced by $1.67. On the Closing Date, Seller shall deliver to Buyer all financial statements reflecting the Stations' gross revenue for said twelve-month period and other information as Buyer may reasonably request to support any adjustment, or lack of adjustment, to the Purchase Price.

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         3.5 ALLOCATION OF PURCHASE PRICE. The parties shall endeavor in good faith to agree upon an allocation of the Purchase Price among the Stations Assets, on or prior to the Closing Date. In the event the parties are unable to reach agreement on such allocation, then such allocation shall be based upon an appraisal of the Station Assets by a reputable appraiser acceptable to all of the parties. Seller and Buyer agree to use the allocation for all tax purposes, including without limitation, those matters subject to Section 1060 of the Internal Revenue Code of 1986, as amended. Buyer and Seller agree to use such allocation on completing and filing Internal Revenue Service Form 8594 for federal income tax purposes. Buyer and Seller further agree that they shall not take any position inconsistent with such allocation upon examination of any return, in any refund claim, in any litigation, or otherwise.

         3.6 ADJUSTMENT FOR BARTER. As of the Closing Date, Buyer shall be entitled to a credit against the Purchase Price, for the amount, if any, by which the aggregate net value of the Stations' Barter Payable (as defined below) as of the Closing Date exceeds by more than $15,000 the aggregate net value of the Stations' Barter Receivable (as defined below) as of the Closing Date.

         "Barter Payable" means the aggregate value of time owed pursuant to each of the Trade Agreements. "Barter Receivable" means the aggregate value of goods and services to be received pursuant to each of the Trade Agreements.

         3.7 ACCOUNTS RECEIVABLE. Buyer acknowledges that all accounts receivable arising prior to the Closing Date in connection with the operation of the Stations, including but not limited to accounts receivable for advertising revenues for programs and announcements performed prior to the Closing Date, shall remain the property of RBT ("Seller Accounts Receivable") and that Buyer shall not acquire any beneficial right or interest therein or responsibility therefor under this Agreement. For a period of ninety (90) days following the Closing Date (the "Collection Period"), Buyer shall for no remuneration use reasonable efforts to collect the Seller Accounts Receivable, and Buyer will apply all such amounts collected in connection with the Seller Accounts Receivable collected in connection with the Seller Accounts Receivable to the debtor's oldest account receivable first, except that any such accounts collected by Buyer who are also indebted to Buyer for programs and announcements broadcast on any of the Stations may be applied to Buyer's account if so directed by the debtor or under circumstances in which there is a bona fide dispute between RBT and such account debtor with respect to such account. Buyer's obligation and authority shall not extend to the institution of litigation, employment of counsel or a collection agency or any other extraordinary means of collection. Buyer agrees to reasonably cooperate with RBT, at RBT's expense, as to any litigation or other collection efforts instituted by RBT to collect any delinquent Seller Accounts Receivable. During the Collection Period, neither Seller nor its agents shall make any direct solicitation of any account debtor for collection purposes or institute litigation for the collection of amounts due. Any amounts relating to the Seller Accounts Receivable that are paid directly to Seller shall be retained by Seller, but Seller shall provide Buyer with prompt notice of any such payment. Except as otherwise provided herein, amounts collected by Buyer on account of Seller Accounts Receivable shall be remitted in full to RBT on a monthly basis, by the fifteenth (15) day of the month following the month for which remittance is due. Buyer shall deliver to RBT

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an accounting showing the amount it received during each period on each account.
At the conclusion of the Collection Period and after remittance of all amounts collected, Buyer will thereafter have no further responsibility with respect to the collection of the Seller Accounts Receivable, and Buyer may apply all collections received by Buyer from any party who continues business with Buyer to obligations owing to Buyer, except for any payment received by Buyer which such party specifies is for amounts owed to RBT, in which event such specified amounts shall be paid over to RBT. Buyer shall not have the right to compromise, settle or adjust the amounts of any one of the Seller Accounts Receivable without RBT's prior written consent. RBT shall promptly pay all sales commissions relating to all of its accounts receivable whenever RBT receives payment thereon.

                                    ARTICLE 4
                                     CLOSING
                                     -------

         4.1 CLOSING. Except as otherwise mutually agreed upon by Buyer and Seller, the consummation of the transactions contemplated herein (the "Closing") shall occur within ten (10) business days after the later to occur of (a) the satisfaction or waiver of each condition to closing contained herein, other than such conditions as are reasonably anticipated to be satisfied at Closing (provided that each party hereto shall use its reasonable best efforts to cause each condition to closing to be satisfied so that the Closing may occur at the earliest possible date); and (b) the issuance of the Final Order (as defined below), or such other date as may be mutually agreed by the parties hereto (the "Closing Date"); provided, however, that unless Seller's senior lenders object Buyer may in its sole discretion waive the requirement that a Final Order be issued and elect (subject to clause (a) above) to close at any time (upon not less than ten (10) business days' notice to Seller) after the release of initial FCC approval on public notice that it has consented to the transaction contemplated hereby (the "Initial Approval"). For purposes of this Agreement, "Final Order" means an order or grant by the FCC which is no longer subject to appeal, reconsideration, review, petition for re-hearing, stay or judicial action by the FCC or a court of competent jurisdiction (for which the time for filing such appeal, petition or other action has expired or, if filed, has been denied, dismissed or withdrawn) and pursuant to which the FCC consents, as the case may be, to the assignments of the FCC Licenses contemplated by this Agreement, each such order or grant being without the imposition of any conditions materially adverse to Buyer or any Affiliate (as hereinafter defined) of Buyer with respect to the assignment of the FCC Licenses to Buyer or the continued operation by Buyer of the Stations or the Stations Assets. In the event that the parties close before the Initial Approval has become a Final Order, the parties shall enter into an Unwind Agreement mutually acceptable to the parties and their respective senior lenders. The Closing shall be held in the offices of Seller's counsel in Cincinnati, Ohio, or at such place and in such manner as the parties hereto may agree.

                                    ARTICLE 5
                              GOVERNMENTAL CONSENTS
                              ---------------------

         5.1 FCC CONSENT. It is specifically understood and agreed by Buyer and Seller that the Closing and the assignment of the Stations Licenses and the transfer of the Stations Assets are expressly conditioned on and are subject to the prior consent and approval of the FCC without the imposition of any conditions materially adverse to Buyer or any Affiliate of Buyer (the "FCC Consent").

         5.2 FCC APPLICATION. Within five (5) business days after the execution of this Agreement, CLS and RLT shall file an application with the FCC for the FCC Consent (the "FCC Application"). CLS and RLT shall prosecute the FCC Application with all reasonable diligence and otherwise use their best efforts to obtain the FCC Consent as expeditiously as practicable. Neither CLS nor RLT shall take or omit to take any action that will cause the FCC to deny, delay, or fail to approve the application for such consents and approvals or cause such consents and approvals not to become a Final Order.

                                    ARTICLE 6
                     REPRESENTATIONS AND WARRANTIES OF BUYER
                     ---------------------------------------

         Buyer hereby makes the following representations and warranties to Seller, each of which is true and correct on the date hereof, shall survive the Closing and shall be unaffected by any investigation heretofore or hereafter made by Seller:

         6.1 ORGANIZATION AND STANDING. Each Buyer is a limited liability company duly organized and validly existing under the laws of the State of Delaware.

         6.2 AUTHORIZATION AND BINDING OBLIGATIONS. Each Buyer has all necessary legal power and authority to enter into and perform this Agreement and the transactions contemplated hereby, and to own or lease the Stations Assets and to carry on the business of the Stations upon the consummation of the transactions contemplated by this Agreement. Each Buyer's execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all necessary action on its part and, assuming the due authorization, execution and delivery of this Agreement by Seller, this Agreement will constitute the legal, valid and binding obligation of each Buyer, enforceable against it in accordance with its terms, except as limited by laws affecting creditors' rights or equitable principles generally.

         6.3 QUALIFICATION AS ASSIGNEE. To the best of each Buyer's knowledge, there are no facts which, under the Communications Act of 1934, as amended, or the existing rules and regulations of the FCC, would disqualify CLS as an assignee of the Stations Licenses. Buyer has, and will continue to have to the Closing, funds committed and readily available to it sufficient to pay all amounts due at the Closing.

         6.4 ABSENCE OF CONFLICTING AGREEMENTS OR REQUIRED CONSENTS. Except as set forth in Article 5 hereof with respect to governmental consents, the execution, delivery and performance of this Agreement by Buyer: (a) do not conflict with the provisions of the articles of organization or operating agreement of Buyer; (b) do not require the consent of any third party; (c) will not violate any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority to which Buyer or any of its affiliates is a party; and (d) will not, either alone or with the giving of notice or the passage of time, or both, conflict with, constitute grounds for termination of or result in a breach of the terms, conditions or provisions of, or

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

constitute a default under, any agreement, instrument, license or permit to which Buyer is now subject.

         6.5 COMMISSIONS OR FINDER'S FEES. Neither Buyer nor any person or entity acting on behalf of Buyer has agreed to pay a commission, finder's fee or similar payment in connection with this Agreement or any matter related hereto to any person or entity.

         6.6 LITIGATION. Buyer is not subject to any judgment, award, order, writ, injunction, arbitration decision or decree prohibiting the consummation of the transactions contemplated by this Agreement, and there are no suits, legal proceedings or investigations of any nature pending, or to the best knowledge of Buyer, threatened against or affecting Buyer that would affect Buyer's ability to carry out the transactions contemplated by this Agreement.

         6.7 FULL DISCLOSURE. No representation or warranty made by Buyer contained in this Agreement nor any certificate, document or other instrument furnished or to be furnished by Buyer pursuant hereto contains or will contain any untrue statement of a material fact, or omits or shall omit to state any material fact required to make any statement contained herein or therein not misleading. To the best of Buyer's knowledge, there is no impending or contemplated event or occurrence that would cause any of the foregoing representations not to be true and complete on the date of such event or occurrence as if made on that date.

                                    ARTICLE 7
                    REPRESENTATIONS AND WARRANTIES OF SELLER
                    ----------------------------------------

         Seller makes the following representations and warranties to Buyer, each of which is true and correct on the date hereof, shall survive the Closing and shall be unaffected by any investigation heretofore or hereafter made by
Buyer:

         7.1 ORGANIZATION AND STANDING. Each of RBT and RLT is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, RBT is authorized to conduct business within the State of California, and each of RBT and RLT has the requisite power and authority to own, lease and operate the Stations Assets owned or leased by it and to carry on the business of the Stations as now being conducted by it and as proposed to be conducted by it between the date hereof and the Closing Date.

         7.2 AUTHORIZATION AND BINDING OBLIGATION. Seller has the power and authority, and has taken all necessary and proper action to enter into and perform this Agreement and to consummate the actions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Seller and, assuming the due authorization, execution and delivery of this Agreement by Buyer, constitutes the legal, valid and binding obligation of each Seller enforceable against it in accordance with its terms, except as limited by laws affecting the enforcement of creditors' rights or equitable principles generally.

         7.3 ABSENCE OF CONFLICTING AGREEMENTS OR REQUIRED CONSENTS. Except as set forth in Article 5 with respect to governmental consents and in SCHEDULE 7.9 with respect to required consents, the execution, delivery and performance of this Agreement by Seller: (a) do not require the consent of any third party (including, without limitation, the consent of any governmental, regulatory, administrative or similar authority); (b) will not conflict with, result in a breach of, or constitute a violation of or default under, the provisions of Seller's certificate of organization or bylaws, or any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority to which Seller is a party or by which Seller or any of the Stations Assets are bound; (c) will not either alone or with the giving of notice or the passage of time, or both, conflict with, constitute grounds for termination of or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract, agreement, instrument, license or permit to which Seller or any of the Stations Assets is now subject; and (d) will not result in the creation of any lien, charge or encumbrance on any of the Stations Assets.

         7.4      GOVERNMENT AUTHORIZATIONS.

                  7.4.1 SCHEDULE 7.4 hereto contains a true and complete list of the Stations Licenses which are required for the lawful conduct of the business and operations of the Stations in the manner and to the full extent they are presently conducted (including, without limitation, auxiliary licenses associated with each Station and all tower registrations), except for such non-FCC licenses, permits and authorizations the failure of which to obtain would not have a material adverse effect on Buyer or the Stations. Seller has delivered to Buyer true and complete copies of the Stations Licenses listed in
SCHEDULE 7.4, including any and all amendments and other modifications thereto.

         7.4.2 RLT is the authorized legal holder of the Stations Licenses. Except as set forth SCHEDULE 7.4, none of the Stations Licenses is subject to any restrictions or conditions which would materially limit the full operation of the Stations as now operated.

         7.4.3 Except as set forth in SCHEDULE 7.4, and except for matters relating to FCC rules, regulations, and policies affecting the radio broadcast industry generally, there are no complaints, petitions or proceedings pending or, to the best of Seller's knowledge, threatened as of the date hereof before the FCC or any other governmental or regulatory authority relating to the business or operations of the Stations. Except as set forth on SCHEDULE 7.4, there are no applications pending by RLT before the FCC. Except as set forth in
SCHEDULE 7.4, the Stations Licenses are in good standing, are in full force and effect and are unimpaired by any act or omission of Seller or its directors, officers, or employees, and the operations of the Stations are in accordance with the Stations Licenses. Except as set forth on SCHEDULE 7.4, no proceedings are pending or, to the best of Seller's knowledge, threatened, and to the best of Seller's knowledge there has not been any act or omission of either Seller or any of its directors, officers, or employees, which may result in the revocation, modification, non-renewal or suspension of any of the Stations Licenses, the denial of any pending applications, the issuance of any cease and desist order, the imposition of any administrative actions by the FCC or any other governmental or regulatory authority with respect to the Stations Licenses or which may affect Buyer's ability to continue to operate the Stations as they are currently operated.

                  7.4.4 Seller has no reason to believe that the Stations Licenses will not be renewed in their ordinary course.

                  7.4.5 All reports, forms, and statements required to be filed by RLT with the FCC with respect to the Stations since the grant of the last renewal of the Stations Licenses have been filed and are substantially complete and accurate.

                  7.4.6 To the best knowledge of Seller, there are no facts which, under the Communications Act of 1934, as amended, or the existing rules and regulations of the FCC, would disqualify RLT as assignor of the Stations Licenses or cause the Stations Licenses not to be renewed in their ordinary course.

         7.5 COMPLIANCE WITH FCC REGULATIONS. Except as specified in SCHEDULE 7.4, the operation of the Stations and all of the Stations Assets are in compliance in all material respects with: (a) all applicable engineering standards required to be met under applicable FCC rules; and (b) all other applicable federal, state and local rules, regulations, requirements and policies, including, but not limited to, equal employment opportunity policies of the FCC, and all applicable painting and lighting requirements of the FCC and the Federal Aviation Administration to the extent required to be met under applicable FCC rules and regulations, and to the best of Seller's knowledge, there are no filed claims to the contrary.

         7.6 TAXES. Seller has filed all federal, state, local and foreign income, franchise, sales, use, property, excise, payroll and other tax returns required by law to be filed by it and has paid in full all taxes, estimated taxes, interest, assessments, and penalties due and payable by it. All returns and forms which have been filed have been true and correct in all material respects and no tax or other payment in an amount other than as shown on such returns and forms is required to be paid by Seller and has not been paid by Seller. There are no present disputes as to taxes of any nature payable by Seller which in any event could adversely affect any of the Stations Assets or the operation of the Stations by Buyer. Seller has not been advised that any of its tax returns, federal, state, local or foreign, have been or are being audited. Seller does not and will not in the future have any liability, fixed or contingent, for any unpaid federal, state or local taxes or other governmental or regulatory charges whatsoever (including without limitation withholding and payroll taxes) which could result in a lien on the Stations Assets after conveyance thereof to Buyer or in any other form of transferee liability to Buyer.

         7.7 PERSONAL PROPERTY. Without material omission, SCHEDULE 7.7 hereto contains a list of all items of tangible personal property owned by RBT and used in the conduct of the business and operations of the Stations. SCHEDULE 7.7, also separately lists without material omission all tangible personal property leased by RBT pursuant to leases included within the Contracts. Except as disclosed in SCHEDULE 7.7, RBT has, and following the Closing, Buyer will have, good and marketable title to all of the items of tangible personal property which are included in the Stations Assets (other than those subject to lease) and, except as set forth in SCHEDULE 7.7, all of which will be paid at or prior to Closing, none of such Stations Assets is, or at the Closing will be, subject to any security interest, mortgage, pledge, lease, license, lien, encumbrance, title defect or other charge, except for (a) liens for taxes not yet due and payable, (b) easements, agreements, and restrictions of record which do not materially detract from the existing use of the property affected or affect the marketability of the same, (c) zoning laws and other land use restrictions that do not impair the full use of the owned Real Estate in the same or substantially similar manner as such is currently used, and (d) the Assumed Liabilities (collectively,

"Permitted Encumbrances"). The properties listed in SCHEDULE 7.7, along with those properties subject to lease and included among the Contracts, constitute all material tangible personal property necessary to operate the Stations as the same are now being operated. To the best of Seller's knowledge, the Stations Assets include all of the property rights used in the operation of the Stations as presently conducted and are in compliance in all material respects with all applicable laws and regulations. Except as set forth in SCHEDULE 7.7, all items of tangible personal property included in the Stations' Assets are in good operating condition and repair (ordinary wear and tear excepted), are free from all material defect and damage, are suitable for the purposes for which they are now being used, and have been maintained by Seller in a manner consistent with generally accepted standards of customary engineering practice.

         7.8      REAL PROPERTY.

                  7.8.1 SCHEDULE 7.8 hereto contains a complete and accurate list and description of all real property (including without limitation, real property relating to the towers, transmitters, studio sites and offices of the Stations) owned or leased by RBT and used by RBT in connection with the operations of the Stations (the "Real Estate"). The Real Estate is all of the real property used in or necessary for the lawful operation of the Stations.

                  7.8.2 RBT enjoys quiet possession of all Real Estate. There are no present disputes or claims with respect to offsets or defenses by any party against the other under any of the Contracts relating to the leased Real Estate. Seller has delivered to Buyer true and complete copies of all Contracts relating to the leased Real Estate. Except as set forth in SCHEDULE 7.9 hereto, the assignment of the Contracts relating to the leased Real Estate to Buyer will not permit the other party to accelerate the rent, cause the terms thereof to be renegotiated or constitute a default thereunder, and will not require the consent of any such party to the assignment thereof to Buyer.

                  7.8.3 Except as described in SCHEDULE 7.8, to the best of Seller's knowledge none of the buildings, structures, improvements or fixtures constructed on any leased Real Estate, in connection with the operation of the Stations, including, but not limited to, all towers, guy wires and guy anchors and ground radials, encroach upon adjoining real property, and all such buildings, structures, improvements and fixtures are constructed and are operated and used in conformance with all "set back" lines, easements, covenants, restrictions and all applicable building, fire, zoning, health and safety laws and codes. To the best of Seller's knowledge, no utility lines serving such leased Real Estate pass over the lands of a third party except where appropriate easements have been obtained. To the best of Seller's knowledge, except as described in SCHEDULE 7.8, all buildings, structures, towers, antennae, improvements and fixtures situated on the leased Real Estate are in good operating condition, ordinary wear and tear excepted, have no latent structural, mechanical or other defects of material significance, are reasonably suitable for the purposes for which they are being used and each has adequate rights of ingress and egress, utility service for water and sewer, telephone, electric and/or gas, and sanitary service for the conduct of the business and operations of the Stations as presently conducted. The transmitters for the Stations are operating in compliance with and within the parameters established by the FCC and the Stations Licenses. To the best of Seller's knowledge, the broadcast towers for the Stations are in compliance in all material respects with all applicable laws, including without limitation, the Federal Aviation Act and all rules and regulations promulgated thereunder. There is no pending or, to the best knowledge of Seller, threatened condemnation or other legal proceeding or action of any kind relating to such real property and/or title thereto. If required by Buyer's senior lender, memoranda of leases will be recorded prior to the Closing Date. True and correct copies of such Leases have been delivered to Buyer.

         7.9 CONTRACTS. SCHEDULE 7.9 lists all Contracts to which Seller is a party, or which are binding on Seller, as of the date of this Agreement. Those Contracts listed on SCHEDULE 7.9, if any, requiring the consent of a third party to assignment are identified by an asterisk in the left margin of SCHEDULE 7.9. Those Contracts, if any, that Seller and Buyer have agreed are material to the operation of the Stations Assets and the valid assignment of which and receipt by Buyer of consents thereto (along with appropriate estoppel certificates for the leases related to the leased Real Estate) is a condition to the consummation of the transactions contemplated hereby (the "Fundamental Contracts") are identified by an "F" in the left margin of Schedule 7.8 or 7.9.

         7.10 STATUS OF CONTRACTS, ETC. Seller has delivered to Buyer true and complete copies of all written Contracts (excluding time sales agreements) and true and complete memoranda of all oral Contracts, including any and all amendments and other modifications thereto. All of such Contracts are in full force and effect and are valid, binding and enforceable in accordance with their respective terms, except as limited by laws affecting creditors' rights or equitable principles generally. Seller has complied in all material respects with all Contracts and is not in default beyond any applicable grace periods under any thereof and, to the best of Seller's knowledge, no other contracting party is in default under any thereof.

         7.11 ENVIRONMENTAL. To the best of Seller's knowledge, except as set forth in SCHEDULE 7.11, Seller has complied with all federal, state and local environmental laws, rules and regulations as in effect on the date hereof applicable to each of the Stations and its operations, including but not limited to the FCC's guidelines regarding RF radiation. To the best of Seller's knowledge, no hazardous or toxic waste, substance, material or pollutant (as those or similar terms are defined under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. ss.ss. 9601 ET seq., Toxic Substances Control Act. 15 U. S. C. ss.ss. 2601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. ss.ss. 6901 et seq. or any other applicable federal, state and local environmental law, statute, ordinance, order, approval, plan, authorization, policy, judgment, rule or decree, regulation relating to the environment or the protection of human health ("Environmental Laws")), including but not limited to, any asbestos or asbestos-related products, oils, or petroleum-derived compounds, CFCs, PCBs, or underground storage tanks (collectively Hazardous Materials"), have been released, emitted or discharged by Seller or any predecessor of Seller in violation of applicable laws or regulations, or are currently located in quantities in violation of applicable laws and regulations in, on, or under or about the real property on which the Stations Assets are situated, including without limitation the transmitter sites, or contained in the tangible personal property included in the Stations Assets which were placed there by Seller or any predecessor of Seller. To the best of Seller's knowledge, the Stations Assets and RBT's use thereof are not in violation of any Environmental Laws or any occupational, safety and health or other applicable law now in effect. Nothing herein shall be interpreted to limit Buyer's right to indemnification by Seller under this Agreement for noncompliance with Environmental Laws arising by reason of acts or omissions prior to Closing.

         7.12 INTELLECTUAL PROPERTY. SCHEDULE 7.12 hereto is a true and complete list of all Intellectual Property applied for, registered or issued to, and owned by RBT or under which RBT is a licensee and which is used in the conduct of Seller's business and operations, except for computer software licensed for use by the Stations. Except as set forth on SCHEDULE 7.12, to the best of Seller's knowledge: (a) RBT's right, title and interest in the Intellectual Property as owner or licensee, as applicable, is free and clear of all liens, claims, encumbrances, rights, or equities whatsoever of any third party and, to the extent any of the Intellectual Property is licensed to RBT, such interest is valid and uncontested by the licensor thereof or any third party; (b) all computer software located at the Stations' facilities or used in the Stations' business or operations is properly licensed to RBT, and all of RBT's uses of such computer software are authorized under such licenses; (c) all of RBT's right, title and interest in and to the Intellectual Property and computer software shall be assignable to Buyer at Closing, and upon such assignment, Buyer shall receive complete and exclusive right, title, and interest in and to all tangible and intangible property rights existing in the Intellectual Property; and (d) there are no infringements or unlawful use of such Intellectual Property by RBT in connection with RBT's business or operations.

         7.13 FINANCIAL STATEMENTS. Set forth in SCHEDULE 7.13 are complete copies of the income statements of RBT relating to the Stations for the twelve-month period ended December 31, 1998, together with monthly income statement for the Stations for the months of January - May, 1999 (collectively, the "Financial Statements"). The Financial Statements were prepared in accordance with the books and records of RBT and in accordance with generally accepted accounting principles consistently applied and maintained throughout the periods indicated except for the absence of footnotes and customary year-end adjustments and as has been disclosed in SCHEDULE 7.13. In all material respects, the Financial Statements present fairly the results of operations of the Stations for the periods indicated.

         7.14     PERSONNEL INFORMATION.

                  7.14.1 SCHEDULE 7.14 contains a true and complete list of all persons employed at the Stations, including date of hire, a description of all compensation arrangements (other than employee benefit plans set forth in SCHEDULE 7.17) and a list of other material terms of any and all agreements affecting such persons and their employment by RBT. As of the date of this Agreement, Seller has received no notice that, and Seller is not aware of, any individual employee who intends to terminate his or her employment relationship with the Stations upon the execution of this Agreement or after the Closing.

                  7.14.2 Seller, with respect to the Stations, is not a party to any contract or agreement with any labor organization, nor has Seller agreed to recognize any union or other collective bargaining unit, nor has any union or other collective bargaining unit been certified as representing any employees of RBT at the Stations. Seller has no knowledge of any organization effort currently being made or threatened by or on behalf of any labor union with respect to employees of RBT at the Stations.

                  7.14.3 To the best of Seller's knowledge, except as disclosed in SCHEDULE 7.14, Seller, with respect to the Stations, has complied in all material respects with all laws relating to the employment of labor, including, without limitation, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and those laws relating to wages, hours, collective bargaining, unemployment insurance, workers' compensation, equal employment opportunity and payment and withholding of taxes.

         7.15 LITIGATION. Seller is not subject to any judgment, award, order, writ, injunction, arbitration decision or decree relating to the conduct of the business or the operation of the Stations or any of the Stations Assets, and there is no litigation, administrative action, arbitration, proceeding or investigation pending or, to the best knowledge of Seller, threatened against Seller with respect to, related to or in connection with the operation of the Stations in any federal, state or local court, or before any administrative agency or arbitrator (including, without limitation, any proceeding which seeks the forfeiture of, or opposes the renewal of, any of the Stations Licenses), or before any other tribunal duly authorized to resolve disputes. In particular, but without limiting the generality of the foregoing, to the best knowledge of Seller, there are no applications, complaints or proceedings pending or threatened before the FCC or any other governmental organization with respect to the business or operations of the Stations.

         7.16 COMPLIANCE WITH LAWS. (i) Seller is not in violation of, nor has Seller received any notice asserting any non-compliance by it in connection with the operation of the Stations or use or ownership of any of the Stations Assets with, any applicable statute, rule or regulation, whether federal, state or local except for any violation or non-compliance which will not result in a material adverse effect on the Stations Assets or the operation of the Stations; and (ii) Seller is not in default with respect to any judgment, order, injunction or decree of any court administrative agency or other governmental authority or any other tribunal duly authorized to resolve disputes which relates to the transactions contemplated hereby.

         7.17 EMPLOYEE BENEFIT PLANS. SCHEDULE 7.17 contains a true and complete list as of the date of this Agreement of all employee benefit plans applicable to the employees of RBT employed at the Stations, and a brief description thereof. Seller does not maintain any other employee benefit plan as the term is defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended, applicable to the employees of RBT employed at the Stations.

         7.18 COMMISSIONS OR FINDER'S FEES. Neither Seller nor any person or entity acting on behalf of Seller has agreed to pay a commission, finder's fee or similar payment in connection with this Agreement or any matter related hereto to any person or entity.

         7.19 CONDUCT OF BUSINESS IN ORDINARY COURSE: ADVERSE CHANGES. Since the date Seller acquired the Stations, (a) Seller has conducted the business of the Stations only in the ordinary course consistent with Seller's past practices;
(b) there has not been any material adverse change in the physical condition of the tangible assets of the Stations, nor any damage, destruction, or physical loss affecting any of the Stations Assets; and (c) Seller has not created, assumed, or suffered any mortgage, pledge, lien or encumbrance on any of the Stations Assets.

         7.20 INSTRUMENTS OF CONVEYANCE: GOOD TITLE. The instruments to be executed by Seller and delivered to Buyer at the Closing, conveying the Stations Assets to Buyer, will transfer good and marketable title to the Assets free and clear of all liabilities (absolute or contingent), security interests, mortgages, pledges, liens, obligations and encumbrances, except for Permitted Encumbrances and except as set forth in SCHEDULE 7.4, SCHEDULE 7.7 and SCHEDULE
7.8 hereto and those obligations referred to in the first sentence of Section
2.1 hereof.

         7.21 UNDISCLOSED LIABILITIES. Excepting only for the Assumed Liabilities, no liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, relating to Seller, the Stations or the Stations Assets exists which could, after discharging any indebtedness therefor at or prior to the Closing, result in any form of transferee liability against Buyer or subject the Stations Assets to any lien, encumbrance, claim, charge, security interest or imposition whatsoever or otherwise affect the full, free and unencumbered use of the Stations Assets by Buyer.

         7.22 FULL DISCLOSURE. No representation or warranty made by Seller contained in this Agreement nor any certificate, document or other instrument furnished or to be furnished by Seller pursuant hereto contains or will contain any untrue statement of a material fact, or omits or shall omit to state any material fact required to make any statement contained herein or therein not misleading. To the best of Seller's knowledge, there is no impending or contemplated event or occurrence that would cause any of the foregoing representations not to be true and complete on the date of such event or occurrence as if made on that date.

         Whenever in this Article 7 a warranty or representation is qualified by a word or phrase referring to the best of Seller's knowledge (or similar terms), it shall mean to the actual knowledge of Terry S. Jacobs, William L. Stakelin, Anthony Vasconcellos (Seller's chief financial officer), David Remund (Seller's engineer), and Paul Middlebrook (Seller's General Manager).

                                    ARTICLE 8
                               COVENANTS OF BUYER
                               ------------------

         8.1 CLOSING. Subject to Article 11 hereof, on the Closing Date, Buyer shall purchase the Stations Assets from Seller as provided in Article I hereof and shall assume the Assumed Liabilities of Seller as provided in Article 2 hereof.

         8.2 NOTIFICATION. Buyer will provide Seller prompt written notice of any change in any of the information contained in the representations and warranties made in Article 6. Buyer shall also notify Seller of any litigation, arbitration or administrative proceeding pending or, to its knowledge, threatened against Buyer which challenges the transactions contemplated hereby.

         8.3 NO INCONSISTENT ACTION. Buyer shall not take any action which is materially inconsistent with its obligations under this Agreement or take any action which would cause any representation or warranty of Buyer contained herein to be or become false or invalid or which could hinder or delay the consummation of the transactions contemplated by this Agreement.

         8.4 REMOVAL OF IMPEDIMENTS. Should any fact relating to Buyer which would cause the FCC to deny its consent to the transactions contemplated by this Agreement come to Buyer's attention, Buyer will promptly notify Seller thereof and will use its reasonable efforts to take such steps as may be necessary to remove any such impediment to the FCC's consent to the transactions contemplated by this Agreement.

                                    ARTICLE 9
                               COVENANTS OF SELLER
                               -------------------

         9.1 PRE-CLOSING COVENANTS. Seller covenants and agrees with respect to the Stations that, between the date hereof and the Closing Date or the earlier termination of this Agreement in accordance with its terms, except as expressly permitted by this Agreement or as otherwise consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed) Seller shall act in accordance with the following:

                  9.1.1 Seller shall conduct the business and operations of the Stations in the ordinary course of business consistent with past practice and with the intent of preserving the ongoing operations and assets of the Stations, including but not limited to maintaining the independent identity of the Stations.

                  9.1.2 Seller shall use its reasonable best efforts to: (i) preserve the operation of the Stations intact; (ii) preserve the business of the Stations' advertisers, customers, suppliers and others having business relations with the Stations; and (iii) continue to conduct financial operations of the Stations, including without limitation, their credit and collection and pricing policies and practices, all in the ordinary course of business consistent with past practices.

                  9.1.3 Except for conditions described in SCHEDULE 7.4, Seller shall operate the Stations in all respects in accordance with FCC rules and regulations and the Stations Licenses and with all other laws, regulations, rules and orders, and shall not cause or permit by any act, or failure to act, any of the Stations Licenses to expire, be surrendered, adversely modified, or otherwise terminated, or the FCC to institute any proceedings for the suspension, revocation or adverse modification of any of the Stations Licenses, or fail to prosecute with due diligence any pending applications to the FCC.

                  9.1.4 Should any fact relating to Seller which would cause the FCC to deny its consent to the transactions contemplated by this Agreement come to Seller's attention, including the institution or written threat of any action against the Seller involving any Station or receipt of any administrative or court order relating to the Stations Assets or the Stations, Seller will promptly notify Buyer thereof and will use its reasonable best efforts to take such steps as may be necessary to remove any such impediment to the FCC's consent to the transactions contemplated by this Agreement.

                  9.1.5     Seller shall

                  (a) refrain from making any sale, lease, transfer or other disposition of any of the Stations Assets having a value per item in excess of $1,000, individually, and valued in excess of $5,000 in the aggregate, other than in the normal course of business at fair market value in connection with replacements of equal or greater value;

                  (b) refrain from modifying, amending, altering or terminating any of the Assumed Contracts or waiving any default or breach thereunder or modifying, altering or terminating, any other right relating to or included in the Stations Assets;

                  (c) maintain insurance on the Stations Assets against loss or damage by fire and all other hazards and risks in an amount consistent with the existing policy amounts described in SCHEDULE 9.1.5;

                  (d) maintain its books and records in accordance with prior practice; maintain the Stations Assets in their present condition, ordinary wear and tear excepted; maintain supplies of inventory and spare parts relating to the Stations consistent with past practices; and, except as otherwise specifically provided in this Agreement, otherwise operate the Stations in the ordinary course in accordance with past practices;

                  (e) refrain from taking any action which is not in the usual and ordinary course of business regarding the Stations Assets or which could reasonably be expected to materially adversely affect the value of the Stations Assets;

                  (f) refrain from hiring, firing, releasing or transferring any employee of the Station identified by an asterisk on Schedule 7.14;

                  (g) refrain from (i) increasing the compensation payable or to become payable to any of Seller's employees in a manner inconsistent with past practices, or (ii) entering into any renewal or amendment of any existing contract for the employment of any employee identified by an asterisk on
Schedule 7.14 other than in the ordinary course of business;

                  (h) promptly notify Buyer upon Seller's becoming aware of the resignation or contemplated resignation of any employee identified by an asterisk on Schedule 7.14;

                  (i) refrain from changing its charter in any way which would adversely affect its corporate power or authority to enter into and perform this Agreement or which would otherwise adversely affect its performance of this Agreement;

                  (j) refrain from subjecting any of the Stations Assets to any new or increased lien, claim, charge, or encumbrance (other than minor liens, claims, charges or encumbrances which will not materially interfere with the occupation, use and enjoyment by

Buyer of the Stations Assets in the normal course of its business or impair the value of the Stations Assets and which shall be discharged as of the Closing
Date);

                  (k) refrain from doing or omitting to do any act which will cause a breach of, or default under, or termination of, any material Assumed Contract;

                  (l) refrain from entering into any Trade-Out Agreement not in effect on the date hereof and listed on SCHEDULE 7.9, having a value in excess of $1,000, individually, or an aggregate value in excess of $5,000 (except for Trade-Out Agreements which are fully performed by Seller prior to the Closing
Date);

                  (m) refrain from entering into any other contract or agreement not in effect on the date hereof and listed on SCHEDULE 7.8 OR 7.9, except for
(i) contracts entered into in the ordinary course of business which do not involve consideration having an aggregate value in excess of $10,000 and which may be terminated on not more than ninety (90) day's notice without premium or penalty and (ii) contracts for the sale of advertising time for cash entered into in the ordinary course of business;

                  (n) provide to Buyer, concurrently with filing thereof, copies of all reports to and other filings with the FCC relating to the Stations;

                  (o) not permit any of the Stations Licenses to expire or to be surrendered or voluntarily modified, or take any action (or fail to take any action) which could cause the FCC or any other governmental authority to institute proceedings for the suspension, revocation or limitation of rights under any Station License; or fail to prosecute with due diligence any pending applications to any governmental authority with respect to the Stations or any such Stations Licenses, except for proceedings affecting the radio broadcasting industry generally;

                  (p) provide to Buyer, promptly upon receipt thereof by Seller, a copy of (i) any notice from the FCC or any other governmental authority of the revocation, suspension, or limitation of the rights under, or of any proceeding for the revocation, suspension, or limitation of the rights under (or that such authority may in the future, as the result of failure to comply with laws or regulations or for any other reason, revoke, suspend or limit the rights under) any Station License, or any other license or permit held by Seller respecting any Station, and (ii) copies of all protests, complaints, challenges or other documents filed with the FCC by third parties concerning any Station and, promptly upon the filing or making thereof, copies of Seller's responses to such filings;

                  (q) notify Buyer in writing immediately upon learning of the institution or written threat of any material action against Seller involving any Station in any court, or any action against Seller before the FCC or any other governmental agency, and notify Buyer in writing promptly upon receipt of any administrative or court order relating to the Stations Assets or the Stations;

                  (r) pay or cause to be paid or provided for when due (except to the extent contested in good faith for which proper reserves shall have been established) all income, property, use, franchise, excise, social security, withholding, worker's compensation and unemployment insurance taxes and all other taxes of or relating to Seller, the Stations Assets and the employees required to be paid to city, county, state, Federal and other governmental units up to the Closing Date;

                  (s) if requested by Buyer, with respect to any Assumed Contract (other than a real property lease) which can be terminated or not renewed by Seller in compliance with the terms thereof, notify the other parties to such Assumed Contract that Seller elects to terminate (or, if applicable, elects not to renew) such Assumed Contract;

                  (t) not change the advertising rates in effect as of the date hereof other than in the ordinary course of business; and

                  (u) use its reasonable best efforts to reduce by the Closing Date the trade payables of the Stations to less than $15,000; and

                  (v) within thirty (30) days following the end of each calendar month, provide Buyer with a statement of income for each Station for such month and for the year-to-date period then ended (including a comparison to budget).

                  9.1.6 Seller shall give or cause the Stations to give Buyer and Buyer's counsel, accountants, engineers and other representatives, at Buyer's reasonable request and upon reasonable notice, full and reasonable access during normal business hours to all of Seller's personnel, properties, books, Contracts, reports and records (including, without limitation, financial information and tax returns relating to the Stations, and environmental audits in existence with respect to the Stations Assets), real estate, buildings and equipment relating to the Stations and to the Stations' employees, and to furnish Buyer with information and copies of all documents and agreements relating to the Stations and the operation thereof (including but not limited to financial and operating data and other information concerning the financial condition, results of operations and business of the Stations, and any engineering materials in Seller's possession regarding the operations of the Stations) that Buyer may reasonably request. The rights of Buyer under this
Section 9.1.6 shall not be exercised in such a manner as to interfere unreasonably with the business of the Stations.

                  9.1.7 Seller shall use its reasonable best efforts to obtain any third party consents necessary for the assignment of any Contract (which shall not require any payment to any such third party except for such amounts contemplated by the Contract to be assigned, and any amount then owing by Seller to such third party).

         9.2 NOTIFICATION. Seller will provide Buyer prompt written notice of any change in any of the information contained in the representations and warranties made in Article 7 or any Schedule. Seller agrees to notify Buyer of any litigation, arbitration or administrative proceeding pending or, to the best of its knowledge, threatened, which challenges the transactions contemplated hereby. Seller shall promptly notify Buyer if any of the normal broadcast transmissions of any Station are interrupted, interfered with or in any way impaired, and shall provide Buyer with prompt written notice of the problem and the measures being taken to correct such problem.

         9.3 NO INCONSISTENT ACTION. Seller shall not take any action which is materially inconsistent with its obligations under this Agreement nor take any action which would cause any representation or warranty of Seller contained herein to be or become false or invalid or which could hinder or delay the consummation of the transactions contemplated by this Agreement.

         9.4 CLOSING. Subject to Article 12 hereof, on the Closing Date, Seller shall transfer, convey, assign and deliver to Buyer the Stations Assets and the Assumed Liabilities as provided in Articles 1 and 2 and Section 7.20 of this Agreement.

         9.5 OTHER ITEMS. Until the Closing Date or the earlier termination of this Agreement in accordance with the terms hereof, except with Buyer's prior written consent, Seller shall not: (a) waive or release any right relating to the business or operations of the Stations, except for adjustments or settlements made in the ordinary course of business consistent with its past practices; (b) transfer or grant any rights under any of the Stations Licenses;
(c) enter into any commitment for capital expenditures for which Buyer would become liable after the Closing Date; (d) introduce any material changes in the broadcast hours or in the format of the Stations or any other material change in the Station's programming policies; (e) change the call letters of any of the Stations; and (f) enter into any transaction or make or enter into any contract or commitment with respect to any of the Stations or the Stations Assets which by reason of its size or otherwise is not in the ordinary course of business consistent with past practices.

         9.6 EXCLUSIVITY. Seller agrees that, commencing on the date hereof through the Closing or earlier termination of this Agreement, Buyer shall have the exclusive right to consummate the transactions contemplated herein, and during such exclusive period, Seller agrees that neither Seller, nor any director, officer, employee or other representative of Seller: (a) will initiate, solicit or encourage, directly or indirectly, any inquiries, or the making or implementation of any proposal or offer with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of, all or any portion of the Stations Assets (any such inquiry, proposal or offer being hereinafter referred to as an "Acquisition Proposal" and any such transaction being hereinafter referred to as an "Acquisition"); (b) will engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; or (c) will continue any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal or Acquisition and will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken by them in this Section 9.6. Notwithstanding the foregoing, in the event that Buyer defaults in any material respect in the observance or in the due and timely performance of any of its covenants or agreements herein contained and such default shall not be cured within ten (10) business days of notice of default served by Seller, Seller's obligations under this Section 9.6 shall be null and void.

         9.7. NONCOMPETITION. During the period commencing on the Closing Date through the third anniversary of the date thereof, Seller will not directly or indirectly through one or more intermediaries, either as partner or sole proprietor, or as an employee, agent, officer, director, shareholder or consultant, engage in the ownership or operation of any radio station which has its primary transmitter located anywhere within a fifty (50) mile radius of the main post office in South Lake Tahoe, California; provided, however, this limitation shall not prohibit Seller from engaging in the ownership or operation of any radio station whose primary signal courage is directed to either the Sacramento, California or Reno, Nevada broadcasting market.

                                   ARTICLE 10
                                 JOINT COVENANTS
                                 ---------------

         Buyer and Seller each covenant and agree that between the date hereof and the Closing Date, they shall act in accordance with the following:

         10.1 CONFIDENTIALITY. Subject to the requirements of applicable law, Buyer and Seller shall each keep confidential all information obtained by them with respect to the other parties hereto in connection with this Agreement and the negotiations preceding this Agreement, and will use such information solely in connection with the transactions contemplated by this Agreement, and if the transactions contemplated hereby are not consummated for any reason, each shall return to each other party hereto, without retaining a copy thereof, any schedules, documents or other written information obtained from such other party in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, no party shall be required to keep confidential or return any information which: (a) is known or available through other lawful sources, not bound by a confidentiality agreement with the disclosing party; (b) is or becomes publicly known through no fault of the receiving party or its agents; (c) is required to be disclosed pursuant to an order or request of a judicial or governmental authority (provided the non-disclosing party is given reasonable prior notice of the order or request and the purpose of the disclosure); or (d) is developed by the receiving party independently of the disclosure by the disclosing party. Notwithstanding anything to the contrary herein, either party may in accordance with its legal obligations, including but not limited to filings permitted or required by the Securities Act of 1933 and the Securities and Exchange Act of 1934, make such press releases and other public statements and announcements as it deems necessary and appropriate in connection with this Agreement and the transactions contemplated hereby; provided, however, that prior to making any such unilateral press release or announcement, such party shall first communicate the same in writing to the other.

         10.2 COOPERATION. Subject to express limitations contained elsewhere herein, Buyer and Seller agree to cooperate fully with one another in taking any reasonable actions (including without limitation, reasonable actions to obtain the required consent of any governmental instrumentality or any third party and to permit Buyer to take such steps as it may desire to take prior to the Closing Date to remedy those conditions described in SCHEDULE 7.4 as exceptions to Seller's warranties and representations) necessary or helpful to accomplish the transactions contemplated by this Agreement, including but not limited to the satisfaction of any condition to closing set forth herein.

         10.3 CONTROL OF STATIONS. Buyer shall not, directly or indirectly, control, supervise or direct the operations of the Stations prior to the Closing. Such operations, including complete control and supervision of all Station programs, employees and policies, shall be the sole responsibility of Seller.

         10.4 CONSENTS TO ASSIGNMENT. To the extent that any Contract identified in the Schedules is not capable of being sold, assigned, transferred, delivered or subleased without the waiver or consent of any third person (including a government or governmental unit), or if such sale, assignment, transfer, delivery or sublease or attempted sale, assignment, transfer, delivery or sublease would constitute a breach thereof or a violation of any law or regulation, this Agreement and any assignment executed pursuant hereto shall not constitute a sale, assignment, transfer, delivery or sublease or an attempted sale, assignment, offer, delivery or sublease thereof. Subject to the provisions of Section 11.5 with respect to Contracts marked with an asterisk in Schedule
7.8 or 7.9, in those cases where consents, assignments, releases and/or waivers have not been obtained at or prior to the Closing relating to the assignment to Buyer of the non-asterisked Contracts, this Agreement and any assignment executed pursuant hereto, to the extent permitted by law, shall constitute an equitable assignment by Seller to Buyer of all of Seller's rights, benefits, title and interest in and to the Contracts, and where necessary or appropriate, Buyer shall be deemed to be Seller's agent for the purpose of completing, fulfilling and discharging all of Seller's rights and liabilities arising after the Closing Date under such Contracts. Seller shall use its reasonable best efforts to provide Buyer with the financial and business benefits of such Contracts (including, without limitation, permitting Buyer to enforce any rights of Seller arising under such Contracts), and Buyer shall, to the extent Buyer is provided with the benefits of such Contracts, assume, perform and in due course pay and discharge all debts, obligations and liabilities of Seller allocable for the period after the Cut-Off Time under such Contracts to the extent that Buyer was to assume those obligations pursuant to the terms hereof.

         10.5 FILINGS. In addition to the covenants of the parties set forth in
Article 5 hereto, as promptly as practicable after the execution of this Agreement, Buyer and Seller shall use their reasonable best efforts to obtain, and to cooperate with each other in obtaining, all authorizations, consents, orders and approvals of any governmental authority that may be or become necessary in connection with the consummation of the transactions contemplated by this Agreement, and to take all reasonable actions to avoid the entry of any order or decree by any governmental authority prohibiting the consummation of the transactions contemplated hereby, including without limitation, any reports or notifications that may be required to be filed with the FCC, and each shall furnish to one another all such information in its possession as may be necessary for the completion of the reports or notifications to be filed by the other.

         10.6 BULK SALES LAWS. Buyer hereby waives compliance by Seller with the provisions of the "bulk sales" or similar laws of any state. Seller agrees to indemnify Buyer and hold it harmless from any and all loss, cost, damage and expense (including but not limited to, reasonable attorney's fees) sustained by Buyer as a result of any failure of Seller to comply with any "bulk sales" or similar laws.

         10.7 EMPLOYEE MATTERS. RBT shall be responsible for the payment of all compensation and accrued employee benefits payable to all employees up to the Closing Date. RBT acknowledges and agrees that it, and not Buyer, is and shall be solely responsible for any and all insurance, supplemental pension, deferred compensation, retirement and any other benefits, and related costs, premiums and claims, due, to become due, committed or otherwise promised to any person who, as of the Closing Date is a retiree, former employee, or current employee of RBT, relating to the period up to the Closing Date. Buyer, as a purchaser of the Stations Assets, shall assume no employee benefit plans, programs or practices, whether or not set forth in writing, maintained by Seller at any time.

                                   ARTICLE 11
                         CONDITIONS OF CLOSING BY BUYER
                         ------------------------------

         The obligations of Buyer hereunder are, at its option, subject to satisfaction, at or prior to the Closing Date, of each of the following conditions:

         11.1     REPRESENTATIONS, WARRANTIES AND COVENANTS.

                  11.1.1 All representations and warranties of Seller made in this Agreement or in any Exhibit, Schedule or document delivered pursuant hereto, shall be true and complete in all material respects as of the date hereof and on and as of the Closing Date as if made on and as of that date, except for changes expressly permitted or contemplated by the terms of this Agreement.

                  11.1.2 All of the terms, covenants and conditions set forth in this Agreement to be complied with and performed by Seller on or prior to the Closing Date shall have been complied with or performed in all material respects.

                  11.1.3 Buyer shall have received a certificate, dated as of the Closing Date, from Seller, executed by an officer of Seller to the effect that: (a) the representations and warranties of Seller contained in this Agreement are true and complete in all material respects on and as of the Closing Date as if made on and as of that date, except for changes expressly permitted or contemplated by the terms of this Agreement; and (b) Seller has complied with or performed in all material respects all terms, covenants and conditions set forth in this Agreement to be complied with or performed by it on or prior to the Closing Date.

                  11.2 GOVERNMENTAL CONSENTS. The FCC Final Approval shall have been obtained.

         11.3 GOVERNMENTAL AUTHORIZATIONS. RLT shall be the holder of the Stations Licenses and there shall not have been any modification of any of such Licenses which has a material adverse effect on any of the Stations or the operations thereof. No application shall be pending for the renewal of any of the Stations Licenses. No proceeding shall be pending which seeks, or the effect of which reasonably could be, to revoke, cancel, fail to renew, suspend or adversely modify any of the Stations Licenses.

         11.4 ADVERSE PROCEEDINGS. No suit, action, claim or governmental proceeding shall be pending or threatened in writing against, and no order, decree or judgment of any court, agency or other governmental authority shall have been rendered (and remain in effect) against, any party hereto which: (a) would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms; (b) questions the validity or legality of any transaction contemplated hereby; (c) seeks to enjoin any transaction contemplated hereby; (d) seeks material damages on account of the consummation of any transaction contemplated hereby; or (e) is a petition of bankruptcy by or against Seller, an assignment by Seller for the benefit of its creditors, or other similar proceeding.

         11.5 THIRD-PARTY CONSENTS. All Fundamental and other material Contracts shall be in full force and effect on the Closing Date, and Seller shall have obtained and shall have delivered to Buyer all appropriate third-party consents in form and substance acceptable to Buyer (including estoppel certificates for the leases related to the Leased Real Estate) in connection with the assignment of the Fundamental Contracts to Buyer.

         11.6 CLOSING DOCUMENTS. Seller shall have delivered or caused to be delivered to Buyer, on the Closing Date, all bills of sale, general warranty deeds, endorsements, assignments and other instruments of conveyance reasonably satisfactory in form and substance to Buyer, effecting the sale, transfer, assignment and conveyance of the Stations Assets to Buyer, including, without limitation, each of the documents required to be delivered by it pursuant to
Article 14.

         11.7 NO ADVERSE CHANGE IN PHYSICAL CONDITION OF TANGIBLE ASSETS. No material adverse change in physical condition of any of the tangible assets included in the Station Assets, which change is caused by or arises out of any breach by Seller of any of its representations, warranties, covenants or agreements hereunder shall have occurred.

         11.8 SURVEYS AND ENVIRONMENTAL STUDIES. Buyer shall have obtained at Buyer's cost and expense within sixty (60) days following the date of this Agreement surveys and Phase I environmental assessment reports with respect to the Real Estate confirming in all material respects the representations and warranties of Seller with respect to the Real Estate on matters which are ascertainable from a survey thereof (the "Surveys") and with respect to environmental matters ("Phase I Reports"); provided, however, if Buyer elects not obtain such Surveys (or if it is impracticable under existing conditions for such Surveys to be obtained) and/or Phase I Reports on all or any of the Real Estate, as to such Real Estate, Buyer shall be deemed to have waived this condition. The Seller shall be listed among the parties who are to receive a reliance letter upon the Phase I Reports. If the Surveys or Phase I Reports disclose any condition which is materially inconsistent with the representations and warranties of Seller, and such is capable of being cured by Seller, Seller shall have the options to cause the same to be cured or remediated at Seller's expense prior to the Closing Date or to reduce the Purchase Price by the costs to cure or remediate such condition in which event Buyer shall acquire Seller's interest in the Real Estate subject to such condition. In the event Seller selects neither option, either Buyer or Seller may terminate this Agreement, in which event the Escrow Deposit shall be returned to Buyer.

                                   ARTICLE 12
                         CONDITIONS OF CLOSING BY SELLER
                         -------------------------------

         The obligations of Seller hereunder are, at its option, subject to satisfaction, at or prior to the Closing Date, of each of the following conditions:

         12.1     REPRESENTATIONS, WARRANTIES AND COVENANTS.

                  12.1.1 All representations and warranties of Buyer made in this Agreement or in any Exhibit, Schedule or document delivered pursuant hereto, shall be true and complete in all material respects as of the date hereof and on and as of the Closing Date as if made on and as of that date, except for changes expressly permitted or contemplated by the terms of this Agreement.

                  12.1.2 All the terms, covenants and conditions set forth in this Agreement to be complied with and performed by Buyer on or prior to the Closing Date shall have been complied with or performed in all material respects.

                  12.1.3 Seller shall have received a certificate, dated as of the Closing Date, executed by an officer of Buyer, to the effect that: (a) the representations and warranties of Buyer contained in this Agreement are true and complete in all material respects on and as of the Closing Date as if made on and as of that date; and (b) Buyer has complied with or performed in all material respects all terms, covenants and conditions to be complied with or performed by it on or prior to the Closing Date.

                  12.2 GOVERNMENTAL CONSENTS. The FCC Initial Approval shall have been obtained.

         12.3 ADVERSE PROCEEDINGS. No suit, action, claim or governmental proceeding shall be pending or threatened in writing against, and no other decree or judgment of any court, agency or other governmental authority shall have been rendered (and remain in effect) against, any party hereto which: (a) would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms; (b) questions the validity or legality of any transaction contemplated hereby; (c) seeks to enjoin any transaction contemplated hereby; or (d) seeks material damages on account of the consummation of any transaction contemplated hereby.

         12.4 CLOSING DOCUMENTS. Buyer shall have delivered or caused to be delivered to Seller, on the Closing Date, the Purchase Price and each of the documents required to be delivered by it pursuant to Article 14.

                                   ARTICLE 13
                        TRANSFER TAXES: FEES AND EXPENSES
                        ---------------------------------

         13.1 EXPENSES. Except as set forth in SECTION 13.2 hereof or otherwise expressly set forth in this Agreement, each party hereto shall be solely responsible for all costs and expenses incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement including, but not limited to, the costs and expenses incurred pursuant to Article 5 hereof and the fees and disbursements of counsel and other advisors.

         13.2 SPECIFIC CHARGES. All costs of transferring the Stations Assets in accordance with this Agreement, including recordation, transfer and documentary taxes and fees, and any excise, sales or use taxes, shall be shared equally by Buyer and Seller. Each party shall pay any filing or grant fees imposed upon it by any governmental authority the consent of which or the filing with which is required for the consummation of the transactions contemplated hereby, with the exception of filing fees of the FCC which shall be shared equally by Buyer and Seller.

                                   ARTICLE 14
                      DOCUMENTS TO BE DELIVERED AT CLOSING
                      ------------------------------------

         14.1 SELLER'S DOCUMENTS. At the Closing, Seller shall deliver or cause to be delivered to Buyer the following:

                  14.1.1 Certified resolutions of the directors and sole shareholder of each Seller approving the execution and delivery of this Agreement and authorizing the consummation of the transactions contemplated hereby;

                  14.1.2 A certificate of each Seller, dated the Closing Date, in the form described in Section 11.1.3;

                  14.1.3 Governmental certificates showing that (a) each of RBT and RLT is duly organized, validly existing and in good standing in the State of Delaware, (b) RBT is qualified to transact business and in good standing in the State of California; and (c) each of RBT and RLT has filed all returns, paid all taxes due' thereon and is currently subject to no assessment, each certified as of a date not more than thirty (30) days before the Closing Date;

                  14.1.4 Such certificates, bills of sale, general warranty deeds, assignments, documents of title and other instruments of conveyance, assignment and transfer (including without limitation any necessary consents to conveyance, assignment or transfer required to be delivered hereunder), and lien releases, all in form satisfactory to Buyer and Buyer's counsel, as shall be effective to vest in Buyer good and marketable title in and to the Stations Assets, free, clear and unencumbered except for Permitted Encumbrances, if any, as set forth on SCHEDULE 7.7 and SCHEDULE 7.8. Without limitation of the foregoing, if such are to be recorded pursuant to Section 7.8.3 the real estate leases relating to the leased Real Estate (or memoranda thereof) shall have been executed by Seller and each landlord and duly recorded with the recorder's office.

                  14.1.5 An Assignment and Assumption Agreement in the form of Exhibit E effectuating the assignment and assumption of the Assumed Liabilities (the "Assignment and Assumption Agreement");

                  14.1.6 At the time and place of Closing, originals and all copies of all program, operations, transmission or maintenance logs and all other records required by the FCC to be maintained with respect to the Stations, including the public files of the Stations, shall be left at the Stations and thereby delivered to Buyer;

                  14.1.7 A written opinion of Seller's corporate counsel substantially in the form attached as Exhibit E, dated as of the Closing Date;

                  14.1.8 A written opinion of Seller's FCC counsel confirming the matters set forth in Exhibit E, dated as of the Closing Date;

                  14.1.9 Such additional information, materials, agreements, documents and instruments as Buyer and its counsel may reasonably request in order to consummate the Closing, including any information requested by Buyer pursuant to Section 3.4; and

                  14.1.10 At Seller's expense, a written commitment to issue owner's and lessee's policies of title insurance naming Commonwealth as the insured, written by a responsible title insurance company authorized to write title insurance with respect to California real estate, covering Commonwealth's interest in the Real Estate, which policies shall guarantee such title to be in the condition called for by this Agreement and shall otherwise be reasonably satisfactory to Buyer, subject only to Permitted Encumbrances and those liens and encumbrances set forth on SCHEDULE 7.7 which are designated to continue after the Closing (except for mortgages, judgments or other liens which will be satisfied out of the proceeds of the sale of the Stations Assets hereunder), and shall show no rights of occupancy or use by third parties, encroachments, no gaps in the chain of title and no violations of any applicable zoning or other ordinance, statute, rule or regulation.

         14.2 BUYER'S DOCUMENTS. At the Closing, Buyer shall deliver or cause to be delivered to Seller the following:

                  14.2.1 Certified resolutions of the directors of each Buyer approving the execution and delivery of this Agreement and authorizing the consummation of the transactions contemplated hereby;

                  14.2.2 A certificate of each Buyer, dated the Closing Date, in the form described in SECTION 12.1.3;

                  14.2.3   The Assignment and Assumption Agreement;

                  14.2.4 A written opinion of Buyer's counsel substantially in the form attached as Exhibit F, dated as of the Closing Date;

                  14.2.5 The Purchase Price in accordance with Section 3. 1 hereof; and

                  14.2.6 Such additional information, materials, agreements, documents and instruments as Seller and its counsel may reasonably request in order to consummate the Closing.

                                   ARTICLE 15
                         SURVIVAL, INDEMNIFICATION. ETC.
                         -------------------------------

         15.1 SURVIVAL OF REPRESENTATIONS, ETC. It is the express intention and agreement of the parties to this Agreement that all covenants and agreements (together, "Agreements") and all representations and warranties (together, "Warranties") made by Buyer and Seller in this Agreement shall survive the Closing (regardless of any knowledge, investigation, audit or inspection at any time made by or on behalf of Buyer or Seller) as follows:

                  15.1.1 The Agreements shall survive the Closing for a period from the Closing Date equal to the statute of limitations for written contracts in California.

                  15.1.2 The Warranties in Sections 6.2, 6.5, 7.2, the third sentence of 7.5, 7.7, 7.18 and 7.20 shall survive the Closing without limitation.

                  15.1.3 The Warranties in SECTION 7.6 or otherwise relating to the federal, state, local or foreign tax obligations of Seller shall survive the Closing for the period of the applicable statute of limitations plus any extensions or waivers granted or imposed with respect thereto.

                  15.1.4 The Warranties in Section 7.11 shall survive for a period of thirty (30) months from the Closing Date.

                  15.1.5 All other Warranties shall survive for a period of eighteen (18) months from the Closing Date.

                  15.1.6 The right of any party to recover Damages (as defined in Section 15.2. 1) pursuant to Section 15.2 shall not be affected by the expiration of any Warranties as set forth herein, provided that notice of the existence of any Damages (but not necessarily the fixed amount of any such Damages) has been given by the indemnified party to the indemnifying party prior to such expiration.

                  15.1.6 Notwithstanding any provision hereof to the contrary, there shall be no contractual time limit in which Buyer or Seller may bring any action for actual fraud (a "Fraud Action"), regardless of whether such actual fraud also included a breach of any Agreement or Warranty; provided, however, that any Fraud Action must be brought within the period of the applicable statute of limitations plus any extensions or waivers granted or imposed with respect thereto.

                  15.1.7. Notwithstanding the foregoing, Seller agrees that the provisions of Section 9.7 shall survive the Closing for three (3) years.

         15.2     INDEMNIFICATION.
                  ----------------

                  15.2.1 Seller shall defend, indemnify and hold harmless Buyer from and against any and all losses, costs, damages, liabilities and expenses, including reasonable attorneys' fees and expenses ("Damages") incurred by Buyer arising out of or related to: (a) any breach of the

Warranties given or made by Seller in this Agreement; (b) any breach of the Agreements made by Seller in this Agreement; (c) the Retained Liabilities; and
(d) any failure of the parties to comply with any "bulk sales" laws applicable to the transactions contemplated hereby.

                  15.2.2 Buyer shall defend, indemnify and hold harmless Seller from and against any and all Damages incurred by Seller arising out of or related to: (a) any breach of the Warranties given or made by Buyer in this Agreement; (b) any breach of the Agreements made by Buyer in this Agreement, and
(c) the Assumed Liabilities.

         15.3 PROCEDURES: THIRD PARTY AND DIRECT INDEMNIFICATION CLAIMS. The indemnified party agrees to give written notice, within thirty (30) days following its discovery thereof, to the indemnifying party of any demand, suit, claim or assertion of liability by third parties or other circumstances that could give rise to an indemnification obligation hereunder against the indemnifying party (hereinafter collectively "Claims," and individually a "Claim"), it being understood that the failure to give such notice shall not affect the indemnified party's right to indemnification and the indemnifying party's obligation to indemnify as set forth in this Agreement, unless the indemnifying party's ability to contest, defend or settle with respect to such Claim is thereby demonstrably and materially prejudiced. The parties also agree that any claim for Damages arising directly between the parties relating to this Agreement may be brought at any time within the applicable survival period specified in Section 15. 1.

         The obligations and liabilities of the parties hereto with respect to their respective indemnities pursuant to Section 15.2 resulting from any Claim shall be subject to the following additional terms and conditions:

                  15.3.1 The indemnifying party shall have the right to undertake, by counsel or other representatives of its own choosing, the defense or opposition to such Claim.

                  15.3.2 In the event that the indemnifying party shall elect not to undertake such defense or opposition, or within (10) days after notice of any such Claim from the indemnified party shall fail to defend or oppose, the indemnified party (upon further written notice to the indemnifying party) shall have the right to undertake the defense, opposition, compromise or settlement of such Claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the indemnifying party (subject to the right of the indemnifying party to assume defense of or opposition to such Claim at any time prior to settlement, compromise or final determination thereof).

                  15.3.3 Anything in this Section 15.3 to the contrary notwithstanding: (a) the indemnified party shall have the right, at its own cost and expense, to participate in the defense, opposition, compromise or settlement of the Claim; (b) the indemnifying party shall not, without the indemnified party's written consent, settle or compromise any Claim or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified party of a release from all liability in respect of such Claim, and (c) in the event that the indemnifying party undertakes defense of or opposition to any Claim, the indemnified party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the indemnifying party and its counsel or other representatives concerning such Claim and the indemnifying party and the indemnified party, and their respective counsel or other representatives, shall cooperate in good faith with respect to such Claim.

                  15.3.4 No undertaking of defense or opposition to a Claim shall be construed as an acknowledgment by such party that it is liable to the party claiming indemnification with respect to the Claim at issue or other similar Claims.

                  15.3.5 No indemnified party shall be entitled to assert a claim for indemnification under Section 15.2.1(a) or Section 15.2.2(a) unless and then only to the extent that the aggregate damages for all such claims exceed $15,000, and the maximum liability of either party for indemnification under such Subsections shall be $250,000, except with respect to claims relating to title, taxes, License revocation, and environmental matters (which shall not be so limited) or as otherwise set forth in Sections 16.2, 16.3 and 16.4 hereof.

                                   ARTICLE 16
                               TERMINATION RIGHTS
                               ------------------

         16.1 TERMINATION. This Agreement may be terminated at any time prior to Closing as follows:

                  16.1.1 Upon the mutual written consent of Buyer and Seller, this Agreement may be terminated on such terms and conditions as so agreed; or

                  16.1.2 By written notice of Buyer to Seller if Seller breaches in any material respect any of its representations or warranties or defaults in any material respect in the observance or in the due and timely performance of any of its covenants or agreements herein contained and such breach or default shall not be cured within thirty (30) days of the date of notice of breach or default served by Buyer; or

                  16.1.3 By written notice of Seller to Buyer if Buyer breaches in any material respect any of its representations or warranties or defaults in any material respect in the observance or in the due and timely performance of any of its covenants or agreements herein contained and such breach or default shall not be cured within thirty (30) days of the date of notice of breach or default served by Seller; or

                  16.1.4 By written notice of Buyer to Seller or by Seller to Buyer if the FCC denies the FCC Application;

                  16.1.5 By written notice of Buyer to Seller, or by Seller to Buyer, if any court of competent jurisdiction shall have issued an order, decree or ruling (which then remains in effect) or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, or by Buyer, if any court, legislative body or governmental or regulatory authority has taken, or is reasonably expected to take, action that would make the consummation of the transactions contemplated hereby inadvisable or undesirable as determined by Buyer in its sole discretion reasonably exercised;

                  16.1.6 By written notice of Buyer to Seller, or by Seller to Buyer, if the Closing shall not have been consummated on or before June 30, 2000.

                  16.1.7 By written notice of Buyer to Seller if it shall become apparent in both Seller's and Buyer's judgment reasonably exercised that any condition to Buyer's obligation to close as set forth in Article 11 hereof will not be satisfied on or before June 30, 2000.

                  16.1.8 By written notice of Buyer to Seller under the conditions set forth in Section 9.2 hereof.

         Notwithstanding the foregoing, no party hereto may effect a termination hereof if such party is in material default or breach of this Agreement.

         16.2 LIABILITY. Except as set forth in Section 16.4 below, the termination of this Agreement under Section 16.1 shall not relieve any party of any liability for breach of this Agreement prior to the date of termination.

         16.3 MONETARY DAMAGES. Specific Performance and Other Remedies. The parties recognize that if Seller refuses to perform under the provisions of this Agreement, monetary damages alone will not be adequate to compensate Buyer for its injury. Buyer shall therefore be entitled to obtain specific performance of the terms of this Agreement in addition to any other remedies, including but not limited to monetary damages, that may be available to it. If any action is brought by Buyer to enforce this Agreement, Seller shall waive the defense that there is an adequate remedy at law. In the event of a default by Seller, which results in the filing of a lawsuit for damages, specific performance, or other remedy, Buyer shall be entitled to reimbursement by Seller of reasonable legal fees and expenses incurred by Buyer.

         16.4 SELLER'S LIQUIDATED DAMAGES. As more fully described in the Escrow Agreement, in the event this Agreement is terminated because of Buyer's material breach of this Agreement, and all other conditions to Closing are at such time satisfied or waived (other than such conditions as can reasonably be satisfied by Closing), then the Escrow Deposit shall be delivered to Seller, and the proceeds thereof shall constitute liquidated damages. It is understood and agreed that such liquidated damages amount represents Buyer's and Seller's reasonable estimate of actual damages and does not constitute a penalty. Recovery of liquidated damages shall be the sole and exclusive remedy of Seller against Buyer for failing to consummate this Agreement as a result of Buyer's material breach hereof, and shall be applicable regardless of the actual amount of damages sustained and all other remedies are deemed waived by Seller.

                                   ARTICLE 17
                            MISCELLANEOUS PROVISIONS
                            ------------------------

         17.1 RISK OF LOSS. (a) The risk of loss or damage to any of the Stations Assets prior to the Closing Date, shall be upon Seller. Seller shall repair, replace and restore any such damaged or lost Stations Asset to its prior condition as soon as possible and in no event later than forty-five (45) days following the loss or damage; provided, however, that in the event any such loss or damage of the Stations Assets exists on the Closing Date, then notwithstanding any other provision hereto, Buyer at its option may, at its election, (i) extend the Closing Date for a period of up to sixty (60) days until such time as Seller shall have repaired, replaced and restored any such damaged or lost Stations Asset to its prior condition, (ii) deduct from the Purchase Price that amount which Buyer and Seller reasonably determine to be sufficient to cover any such loss or damage and close the transaction on the Closing Date, or (iii) require Seller to pay to Buyer all proceeds of insurance received by Seller and not then paid by Seller for such repair, replacement or restoration, and assign to Buyer all rights to receive proceeds of insurance on account of such damage or destruction.

         (b) In the event of any material damage to any Station or upon the occurrence of any other event which materially impairs broadcast transmissions of any Station in the normal and usual manner and substantially in accordance with the respective Station Licenses of the Stations, Seller shall provide prompt notice thereof to Buyer and the Closing Date shall be postponed until such transmission in accordance with the applicable Station Licenses has been resumed. The postponed Closing Date shall be such date within the effective period of the FCC's consent to transfer of the Stations Licenses to Buyer as Buyer may designate by not less than five (5) days' prior notice to Seller. In the event Seller's facilities cannot be restored within the effective period of the FCC's consent to transfer of the Stations Licenses to Buyer unless, in either Buyer's reasonable judgment, the damage to the Station(s) could materially adversely affect the operations of the Station(s) on a continuing basis, the parties shall join in an application or applications requesting the FCC to extend the effective period of its consent for a period not to exceed one hundred twenty (120) days. If no such application is filed with the FCC, or if any such application is filed with the FCC and the facilities have not been restored so that the Closing Date may occur within such extended period or any agreed extension thereof, Buyer shall have the right, by providing written notice of termination to Seller within ten (10) days after the expiration of the effective period or such 120-day period or any agreed extension hereof, as the case may be, to terminate this Agreement forthwith without any further obligation to either party and, upon such termination, the Escrow Deposit and the earnings thereon shall be paid to Buyer pursuant to the Escrow Agreement. The foregoing notwithstanding, if any damage to the business or property of Seller requires any Station to be taken off the air or if broadcast transmissions of such Station in accordance with the applicable FCC Licenses is interrupted for any other reason or if such Station is operated at less than 80% of its authorized licensed aural effective radiated power, in any such case for a total of 240 hours (whether or not consecutive) and such Station has not been restored within the effective period of the FCC's consent, then the Buyer may terminate this Agreement upon written notice to Seller without any further obligation to either party and, upon such termination, the Escrow Deposit and the earnings thereon shall be paid to Buyer.

         17.2 CERTAIN INTERPRETIVE MATTERS AND DEFINITIONS. Unless the context otherwise requires: (a) all references to Sections, Articles, Schedules or Exhibits are to Sections, Articles, Schedules or Exhibits of or to this Agreement; (b) each term defined in this Agreement has the meaning assigned to it; (c) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with generally accepted accounting principles as in effect on the date hereof, (d) "or" is disjunctive but not necessarily exclusive; (e) words in the singular include the plural and vice versa; (f) the term "Affiliate" has the meaning given it in Rule l2b-2 of Regulation 12B under the Securities Exchange Act of 1934, as amended; and (g) all references to '$' or dollar amounts will be to lawful currency of the United States of America.

         17.3 FURTHER ASSURANCES. After the Closing, Seller shall from time to time, at the request of and without further cost or expense to Buyer, execute and deliver such other instruments of conveyance and transfer and take such other actions as may reasonably be requested in order more effectively to consummate the transactions contemplated hereby to vest in Buyer good and marketable title to the Stations Assets being transferred hereunder in accordance with the terms hereof, and Buyer shall from time to time, at the request of and without further cost or expense to Seller, execute and deliver such other instruments and take such other actions as may reasonably be requested in order more effectively to relieve Seller of any obligations being assumed by Buyer hereunder.

         17.4 PRESERVATION OF RECORDS. Subject to Section 10. 1 hereof, Buyer hereby agrees that it will preserve and make available to Seller and its attorneys and accountants (including the right to inspect and copy at Seller's cost), during normal business hours and upon reasonable advance notice, for three (3) years after the Closing Date, such of the books, records, files, correspondence, memoranda and other documents referred to in this Agreement as Seller may reasonably require for the preparation of tax reports and returns, the preparation of financial statements, or the preparation of a response to any claim by a third party against Seller.

         17.5 BENEFIT AND ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither Buyer nor Seller may voluntarily or involuntarily assign its interest under this Agreement without the prior written consent of the other; provided, however, that no such permitted assignment shall relieve Buyer of its obligations hereunder in the event that its assignee fails to perform the obligations delegated. All covenants, agreements, statements, representations, warranties and indemnities in this Agreement by and on behalf of any of the parties hereto shall bind and inure to the benefit of their respective successors and permitted assigns of the parties hereto. In the event Buyer finds it necessary or is required to provide to a third party a collateral assignment of the Buyer's interest in this Agreement and/or any related documents, Seller shall cooperate with the Buyer and any third party requesting such assignment including but not limited to signing a consent and acknowledgment of such assignment.

         17.6 AMENDMENTS. No amendment, waiver of compliance with any provision or condition hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of any waiver, amendment, change, extension or discharge is sought.

         17.7 HEADINGS. The headings set forth in this Agreement are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

         17.8 GOVERNING LAW. The construction and performance of this Agreement shall be governed by the laws of the State of California, without giving effect to the choice of law provisions thereof.

         17.9 NOTICES. Any notice, demand or request required or permitted to be given under the provisions of this Agreement shall be in writing, including by facsimile, and shall be deemed to have been duly delivered and received on the date of personal delivery, on the third day after deposit in the U.S. mail if mailed by registered or certified mail, postage prepaid and return receipt requested, on the day after delivery to a nationally recognized overnight courier service if sent by an overnight delivery service for next morning delivery or when dispatched by facsimile transmission (with the facsimile transmission confirmation being deemed conclusive evidence of such dispatch) and shall be addressed to the following addresses, or to such other address as any party may request, in the case of Seller, by notifying Buyer, and in the case of Buyer, by notifying Seller:

         To Buyer:         Commonwealth Communications, LLC
                           2550 Fifth Avenue, Suite 630
                           San Diego, California  92103
                           Attn:  Dex Allen
                           Fax:  (619) 233-3461

         Copy to:          Edwards & Angell, LLP
                           101 Federal Street
                           Boston, Massachusetts  02110
                           Attn:  Stephen O. Meredith, Esq.
                           Fax:  (617) 439-4170

         To Seller:        Regent Broadcasting of
                           Lake Tahoe, Inc.
                           50 East RiverCenter Blvd.
                           Suite 180
                           Covington, Kentucky   41011
                           Attn:  Terry S. Jacobs, Chairman
                           Fax: (606) 292-0352

         Copy to:          Strauss & Troy
                           The Federal Reserve Building
                           150 East Fourth Street
                           Cincinnati, Ohio   45202
                           Attn:  Alan C. Rosser, Esq.
                           Fax: (513) 241-8259

         17.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts and by facsimile, each of which will be deemed an original and all of which together will constitute one and the same instrument.

         17.11 NO THIRD PARTY BENEFICIARIES. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity other than the parties hereto and their successors or permitted assigns any rights or remedies under or by reason of this Agreement.

         17.12 SEVERABILITY. The parties agree that if one or more provisions contained in this Agreement shall be deemed or held to be invalid, illegal or unenforceable in any respect under any applicable law, this Agreement shall be construed with the invalid, illegal or unenforceable provision deleted, and the validity, legality and enforceability of the remaining provisions contained herein shall not be affected or impaired thereby.

         17.13 ENTIRE AGREEMENT. This Agreement and the schedules and exhibits hereto embody the entire agreement and understanding of the parties hereto and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for herein.

         17.14. CHANGES TO FACILITIES. Seller agrees that with Seller's consent, which consent shall not be unreasonably withheld, Buyer may, at Buyer's expense, file with the FCC applications, petitions, or other papers (herein "FCC Filings") as deemed necessary by Buyers to change the facilities of the Stations. Upon request of Buyers, and as often as required by Buyers, Seller shall promptly provide to Buyers (pursuant to Section 73.3517 of the FCC's Rules) a written statement or statements which specifically grant Seller's permission to Buyers (a) to file such application, petition, or other papers, and (b) to file the statement with the application, petition or other papers. Any FCC action in response to any application filed by Buyers pursuant to this
Section 17.14 shall not be deemed to constitute a condition precedent to the Buyers' obligation to consummate the transactions contemplated by this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

                                    REGENT LICENSEE OF LAKE TAHOE, INC.
                                    By:      /s/ Terry S. Jacobs
                                          -------------------------------------
                                    Name:    Terry S. Jacobs
                                          -------------------------------------
                                    Title:   Chairman
                                          -------------------------------------

                                    REGENT BROADCASTING OF LAKE TAHOE, INC.
                                    By:      /s/ Terry S. Jacobs
                                          -------------------------------------
                                    Name:    Terry S. Jacobs
                                          -------------------------------------
                                    Title:   Chairman
                                          -------------------------------------

                                    COMMONWEALTH COMMUNICATIONS, LLC
                                    By:  Commonwealth II, LLC, its sole member
                                    By:  Alta/Commonwealth, Inc., its Manager

                                    By:      /s/ Dex Allen
                                          -------------------------------------
                                    Name:    Dex Allen
                                          -------------------------------------
                                    Title:   President
                                          -------------------------------------

                                    COMMONWEALTH LICENSEE SUBSIDIARY, LLC
                                    By:  Commonwealth Communications, LLC,
                                          its sole member
                                    By:  Commonwealth II, LLC, its sole member
                                    By:  Alta/Commonwealth, Inc., its Manager

                                    By:      /s/ Dex Allen
                                          -------------------------------------
                                    Name:    Dex Allen
                                          -------------------------------------
                                    Title:   President
                                          -------------------------------------